EXHIBIT  5.1




November 3, 1998



Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, California 92037

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

     We are acting as counsel for Agouron Pharmaceuticals, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Agouron Pharmaceuticals Stock and shares of Oncology Division Stock (collectively, the "Shares") to be issued as a result of the Reclassification of the shares of the Existing Common Stock, together with rights to purchase shares of Series B Participating Preferred Stock, no par value, and Series C Participating Preferred Stock, no par value, of the Company (collectively, the "Rights"). In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to such Shares and such Rights. Such Registration Statement, as amended, is herein referred to as the "Registration Statement." Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement. We assume, for purposes of this opinion, the approval by the shareholders of the Company of the Divisional Stock Proposal as set forth in the Registration Statement, and the effectiveness of the Restated Articles.

         We are of the opinion that:

         1. When the Reclassification has become effective in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company (the "Board"), the outstanding shares of Existing Common Stock will be validly reclassified and redesignated as shares of Agouron Pharmaceuticals Stock and Oncology Division Stock and, when issued by the Company as a result of the Reclassification in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board, the Shares will be duly authorized, legally issued, fully paid and nonassessable.

         2. When the Reclassification has become effective and the Restated Rights Agreement has been executed and delivered in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board, the Common Stock Rights will be validly redesignated as Agouron Stock Rights and Oncology Stock Rights, and, when issued in accordance with the Restated Rights Agreement, such Rights will be duly authorized and legally issued.


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     We hereby  consent  to the filing of this  opinion  as  Exhibit  5.1 to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                                          Very truly yours,



                                          /s/ Pillsbury Madison & Sutro LLP
                                          _________________________________